Exhibit 10.8

PROMISSORY NOTE

US$75,000.00	September 1, 2009

1.	Principal.

For value received, in installments as herein provided, AEROGROW INTERNATIONAL, INC. (“Maker”), promises to pay to the order of MICHAEL S. BARISH, or assignee (“Holder”), the principal sum of Seventy-Five Thousand U.S. Dollars ($75,000.00), together with accrued interest from the date of disbursement hereunder on the unpaid principal balance at the rate of fifteen percent (15.0%) per annum.  As used herein, the term “Holder” shall mean Holder and any subsequent holder of this Note (this “Note”), whichever is applicable from time to time.

2.	Payment of Interest and Principal.

(a)           Interest

Payment of interest shall be made concurrently with the payment of principal, in an amount equal to the accrued interest due on the portion of the principal balance being paid.

(b)           Principal Payments

Maker shall pay the principal balance of this Note in full on November 16, 2009.

3.	Warrants.

Maker shall issue to the Holder a warrant to purchase 75,000 common shares of AeroGrow International, Inc. at a purchase price of $0.25 per common share.  The terms and conditions of the warrant will be documented in a Common Stock Purchase Warrant to be issued by the Maker in favor of the Holder, in a form and substance mutually agreed between the parties.

4.	Prepayment.

This Note may be prepaid in full or in part, at any time and from time to time, without premium or penalty.  Maker shall have no right to reborrow any such prepaid amounts.  All prepayments shall be applied by Holder first, to the payment of accrued and unpaid interest; and last to the payment of principal.

5.	Interest Rate Calculation.

Throughout the term of this Note, interest shall be calculated on the basis of a 365-day year, but shall be computed for the actual number of days in the period for which interest is charged.  If any payment of interest or principal to be made by Maker shall become due on a day other than a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing any interest with respect to such payment.  As used herein, the term “Business Day” shall mean a day other than Saturday or Sunday on which banks are open for business in Boulder, Colorado.

6.	Manner of Payment.

Principal and interest are payable in lawful money of the United States of America.

7.	Event of Default.

The occurrence of any of the following shall be deemed to be an event of default (“Event of Default”) hereunder:

(a)           Maker’s failure to pay any payment of principal or interest due pursuant to the terms hereof within ten (10) Business Days after receipt of notice from Holder of a breach of the obligation to make such payment;

(b)           any indebtedness for money borrowed by Maker in an aggregate principal amount in excess of US$250,000 is not paid at final maturity or upon acceleration, if such acceleration is not cured or rescinded;

(c)           a decree or order by a court having jurisdiction in the premises shall have been entered adjudging Maker bankrupt or insolvent, or approving as properly filed a petition seeking liquidation or reorganization of Maker under any applicable bankruptcy, insolvency, reorganization or other similar law, and such decree or order shall have continued unvacated and unstayed for a period of 90 days; an involuntary case shall be commenced under any applicable bankruptcy, insolvency, reorganization or other similar law in respect of Maker and shall continue undismissed for a period of 90 days or an order for relief in such case shall have been entered and such order shall have remained in force unvacated and unstayed for a period of 90 days; or a decree or order of a court having jurisdiction in the premises shall have been entered for the appointment on the ground of insolvency or bankruptcy of a receiver, custodian, liquidator, trustee or assignee in bankruptcy or insolvency of Maker or of its property, or for the winding up or liquidation of its affairs, and such decree or order shall have remained in force unvacated and unstayed for a period of 90 days; or

(d)           Maker shall institute proceedings to be adjudicated a voluntary bankrupt, shall consent to the filing of a bankruptcy proceeding against it, shall file a petition or answer or consent seeking liquidation or reorganization under any applicable bankruptcy, insolvency, reorganization or other similar law, shall consent to the filing of any such petition or shall consent to the appointment on the ground of insolvency or bankruptcy of a receiver or custodian or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make a general assignment for the benefit of creditors

8.	Remedies.

Upon the occurrence of an Event of Default and without demand or notice, Holder shall have the option to declare the entire principal balance of this Note together with all accrued and unpaid interest thereon immediately due and payable; provided, however, that upon the occurrence of an Event of Default under clauses (c) or (d) of Paragraph 7 above, the entire principal balance of this Note together with all accrued and unpaid interest thereon shall immediately become due and payable without any action on the part of Holder.  No delay or omission on the part of Holder in exercising any right under this Note shall operate as a waiver of such right.

9.	Waiver.

Maker hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note, and expressly agrees that, without in any way affecting the liability of Maker hereunder, Holder may extend any maturity date or the time for payment of any installment due hereunder, accept additional security, release any party liable hereunder and release any security now or hereafter securing this Note.  Maker further waives, to the fullest extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note, or on any deed of trust, security agreement, lease assignment, guaranty or other agreement now or hereafter securing this Note.

10.	Severability.

Every provision of this Note is intended to be severable.  In the event any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

11.	Interest Rate Limitation.

In no event shall the rate of interest payable on the indebtedness evidenced hereby exceed the maximum rate permissible under applicable law.  If the rate of interest payable hereunder is ever reduced as a result of this Paragraph 11 and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest  provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided by applicable law for such period as is required so that the total amount of interest received by Holder is that which would have been received by Holder but for the operation of the first sentence of this Paragraph 11.

12.	Number and Gender.

In this Note the singular shall include the plural and masculine shall include the feminine and neuter gender, and vice versa, if the context so requires.

13.	Headings.

Headings at the beginning of each numbered Paragraph of this Note are intended solely for convenience and are not to be deemed or construed to be a part of this Note.

14.	Choice of Law.

This Note shall be governed by and construed in accordance with the laws of the State of Colorado.

“Maker”

AEROGROW INTERNATIONAL, INC.

By:           /s/ H. MacGregor Clarke
Name:      H. MacGregor Clarke
Title:        Chief Financial Officer